Exhibit 99.1

FOR IMMEDIATE RELEASE

July 31, 2012

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2012

Gillette, WY, July 31, 2012 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced results for the second quarter and first six months of 2012.

2012 Second Quarter and Six Months Highlights

•                  Adjusted EBITDA(1) of $65.6 million in the second quarter of 2012 compared with $88.3 million in the second quarter of 2011; Adjusted EBITDA of $141.4 million compared with $170.9 million for the first six months of 2011.

•                  Net income of $33.7 million resulting in Adjusted EPS(1) of $0.34 compared to $0.72 in the second quarter of 2011; for the six months of 2012, net income of $60.3 million resulting in Adjusted EPS of $0.81 compared to $1.16 in the first six months of 2011.

•                  Diluted EPS of $0.55 compared to $1.56 in the second quarter of 2011; diluted EPS of $0.99 compared to $2.00 in the first six months of 2011.

•                  Generated cash from operations of $81.3 million for the first six months of 2012.

•                  Acquired Youngs Creek project containing approximately 450 million tons of in-place coal and 38,800 acres of surface land in the Northern Powder River Basin (NPRB) to further Cloud Peak Energy’s potential for increased Asian exports.

•                  Implemented an oil hedging program using costless collars for 75% of our expected usage through March 2013.

“We are pleased with our operational and financial performance during what we knew would be a very challenging second quarter.  As expected, shipments were unusually slow as some customers continued to substitute low price natural gas for coal at a time when they had high coal stockpiles and low electricity demand.  During the second quarter, the operations did a good job of controlling costs as we managed our business in line with the reduced demand.  We were very pleased to announce our successful acquisition of the significant Youngs Creek coal and land assets.  This transaction builds our

(1)           Defined later.

Northern PRB asset base to allow us to meet anticipated strong international demand for our coal,” said Colin Marshall, President and Chief Executive Officer.

Operating Highlights(1)

	Q2	Q2	First Six Months	First Six Months
	2012	2011	2012	2011
Tons sold (in millions)	20.1	23.0	42.6	46.1
Realized price per ton sold	$13.11	$12.94	$13.21	$12.86
Average cost of product sold per ton	$10.09	$9.23	$9.93	$9.09

(1)           Includes the three company-operated mines only.

For the second quarter, sales from our three company-operated mines were 20.1 million tons, down from 23.0 million tons in the second quarter of 2011.  Reduced sales were driven by the high utility stockpiles built up after the very warm winter and related low natural gas prices.  This compounded the impact of the second quarter “shoulder season” when low demand for electricity allows utilities to complete annual plant maintenance.  Shipments from the Spring Creek mine were further reduced by flooding at the MERC terminal on Lake Superior in mid-June that delayed approximately 400,000 tons of shipments to the second half of the year.  Adjusted EBITDA declined to $65.6 million, driven primarily by the lower volumes.  Realized price increased to $13.11 per ton.  Average cost of product sold per ton was in line with our expectations at $10.09, up from last year primarily due to the impact of fixed costs when selling fewer tons.

Health, Safety and Environment Record

During the second quarter of 2012, of our approximately 1,400 mine site employees, three suffered minor reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate of 0.68, a decrease over the full year 2011 rate of 1.18.  During the 17 MSHA inspector days in the second quarter of 2012, we were issued one substantial and significant (S&S) citation, which has been satisfactorily resolved and resulted in a total proposed fine of $5,961.

Cloud Peak Energy was proud to be awarded the Office of Surface Mining Excellence in Surface Coal Mining Good Neighbor Award recognizing our commitment to outstanding and innovative reclamation practices across our three managed mines.

Northern PRB Projects

Cloud Peak Energy acquired the Youngs Creek Mining Company, LLC (Youngs Creek) joint venture and other related coal and surface assets for $300 million in June 2012.  Of this purchase price, $195 million is allocated to the lease of approximately 450 million tons of in-place coal, of which the undeveloped Youngs Creek mine permit includes 291 million recoverable tons and $105 million to the purchase and lease of 38,800 acres of land.  The coal and land are well suited to support potential increased exports through the Pacific Northwest to our Asian customers.  Youngs Creek is a permitted but undeveloped surface mine project in the Northern Powder River Basin located 13 miles north of Sheridan, Wyoming, contiguous with the Wyoming-Montana state line.  It is 7 miles south of Cloud Peak Energy’s Spring Creek mine and 7 miles from the mainline railroad.  There are a number of alternatives we are considering with respect to the potential development of this property, and until we have a definitive mine plan for the property, we are not able to classify the coal assets as reserves.

“The significant coal and surface assets we acquired position Cloud Peak Energy well for future growth in our Asian exports as additional terminal capacity becomes available.  The quality of the coal is similar to that of our Spring Creek mine and offers lower sodium levels to further meet the needs of our domestic and international customers,” said Colin Marshall, President and Chief Executive Officer, of Cloud Peak Energy.

In addition, on July 23, 2012, we announced that we reached tentative agreements with the Crow Tribe of Indians regarding exploration rights and exclusive options to lease and develop up to an estimated 1.4 billion tons of in-place Northern Powder River Basin coal on the Crow Indian Reservation in southeast Montana, near our Spring Creek mine.  These tentative agreements have not been executed and have been submitted to the Crow Tribal Legislature for review.

Balance Sheet and Cash Flow

Cash flow from operations totaled $81.3 million for the first six months of 2012.  Cash spent on capital expenditures was $21.9 million (excluding capitalized interest).  In addition, in June, the Youngs Creek assets were acquired for $300 million and installment payments of $69.2 million were made on the North Maysdorf and West Antelope II coal tract LBAs.  The Youngs Creek acquisition of $300 million was financed from cash on the balance sheet, leaving unrestricted cash and investments of $221.8 million at June 30, 2012.  Cloud Peak Energy’s balance sheet continues to be well positioned with total available liquidity of $722 million at June 30, 2012.

During the quarter, Cloud Peak Energy entered into financial swaps to create a “costless collar” to mitigate against large increases in crude oil prices.  The initial transactions covered 75% of projected diesel usage through March 2013 with a range of plus or minus approximately $20 per barrel from the then prevailing oil price of approximately $85 per barrel.  This is expected to be a rolling program with future quarterly transactions being put in place to give some protection from large increases in oil prices up to four quarters ahead.

Exports

We continue to expect to export approximately 4.3 million tons for the full year 2012.  During the second quarter, Cloud Peak Energy shipped approximately 1 million tons to our Asian customers, bringing the six-month total to 2 million tons.  This expected slight reduction in export shipments was due to the completion of our low margin contracts through the Ridley Terminal and reduced capacity at the Westshore Terminal, which successfully completed one of two expansion shutdowns scheduled this year early in the quarter.

Outlook

While the impact of the very warm winter on coal stockpiles and low natural gas prices will take some time to work through, the hot start to the summer is beginning to have a positive impact.  Shipments have picked up since April and increased significantly in July as utilities take their contracted coal.  Shipments are expected to continue to increase throughout the third quarter.  The outlook for coal demand for the rest of the year will depend on remaining summer temperatures, economic growth and the level of gas production and prices.

For 2012, Cloud Peak Energy has contracted to sell 92.6 million tons, of which 90.5 million tons are under fixed-price contracts with a weighted-average price of $13.34 per ton.  Assuming current low OTC prices for our contracted but unpriced 2012 tons, our weighted-average price would be $13.23 per ton.  As reported last quarter, a small number of our customers had contacted us to discuss reducing 2012 shipments.  At this time, we have renegotiated 1.7 million tons, mostly deferred to 2013, and continue discussions with a small number of customers.  We are not expecting to make any significant additional sales for delivery in 2012 and will be focusing on working with our customers to help ensure delivery of contracted tonnages.  During the second quarter of 2012, our contracted position for 2013 only increased by 6.4 million tons to 81.2 million tons due to limited activity in the markets.  Of this committed 2013 production, 68.6 million tons are under fixed-price contracts with a weighted-average price of $13.83 per ton.  No additional export sales were contracted during the second quarter as international coal prices weakened.

During the second quarter, the mines concentrated on controlling costs and making sure they were well positioned for the expected increased shipments in the second half of the year.  To that end, pre-stripping and reclamation work has been completed and current coal inventories leave us well placed to efficiently meet anticipated increased demand.  The impact of recent drops in crude oil prices are beginning to reduce our diesel costs, which should help with second half cost control.

The current regulatory environment is making it increasingly difficult for coal burning utilities to operate existing, or to invest in new, coal power plants.  The regulations include the Cross-State Air Pollution Rule, Utility MATS, coal ash regulation and the proposed carbon dioxide new source performance standard, the combined impacts of which are highly uncertain.  It is possible some of the regulations will increase demand for low sulfur PRB coal, such as from our Antelope mine; however, we believe the cumulative effect will be to decrease U.S. demand for coal and significantly increase the cost of domestic electricity.

Marshall said, “While we knew the second quarter was going to be characterized by low sales and reduced earnings, I am pleased by the way the operations were able to respond.  By being fully contracted at the start of the year, reducing the use of contractors and managing overtime, we have been able to work through this period with minimal impact on our underlying operational capability.  I am hopeful that a continued hot summer will reduce coal stockpiles and increase shipments in the second half of the year when hydro generation will be reduced.  Our exports are on track for around 4.3 million tons this year, and I am optimistic that international prices will improve by the fourth quarter when 2013 contracts are finalized.  The Youngs Creek acquisition is very exciting for us as it gives us many options to develop our mining operations to meet future Asian export demand as terminal capacity is increased.”

Updated Guidance — 2012 Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2012 financial and operational metrics:

Item	Estimate or Estimated Range
Coal shipments for our three operated mines	90 - 93 million tons
Committed sales with fixed prices	Approximately 90.5 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.34 per ton
Adjusted EBITDA	$300 - $330 million
Net interest expense	Approximately $30 million
Depreciation, depletion and accretion	$105 - $115 million
Effective income tax rate (1)	Approximately 36%
Capital expenditures (2)	$60 - $80 million
Committed federal coal lease payments	$129 million

(1)                                 Excluding impact of the Tax Receivable Agreement.

(2)                                 Excluding capitalized interest, federal coal lease payments, and the acquisition of Youngs Creek.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on July 31, 2012, to review the results and current business conditions.  The call will be webcast live over the Internet from our Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 866.788.0546 (domestic) or 857.350.1684 (international) and entering pass code 38124616.

Following the live webcast, a replay will be available at the same URL on our Web site for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 58093133.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2012 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing capacity; (2) anticipated economic conditions and demand by domestic and foreign utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives, including estimates, plans and potential future development and synergies of our recently acquired Youngs Creek assets and potential transaction with the Crow Tribe of Indians; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the prices we receive for our coal; (c) reductions or deferrals of contracted tons or future purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations or the utility industry; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) risks associated with acquisitions, including not achieving anticipated synergies, increased development and operating costs, failure to develop acquired assets, termination of the coal leases from Chevron and CONSOL in the Youngs Creek transaction if we fail to meet minimum future production requirements, and our failure to enter into the potential transaction with the Crow Tribe of Indians, and (o) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted for specifically identified items that management believes do not directly reflect our core operations.  The specifically identified items are the impacts, as applicable, of: (1) the Tax Receivable Agreement including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments including unrealized marked-to-market amounts and cash settlements realized, and (3) our significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above, adjusted at the statutory tax rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues	$343,183	$387,679	$716,086	$744,224
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	266,073	287,837	549,018	549,018
Depreciation and depletion	22,285	9,133	45,675	34,248
Accretion	3,422	3,096	6,070	6,436
Derivative financial instruments	(20,183)	—	(18,127)	—
Selling, general and administrative expenses	12,864	12,907	27,699	25,934
Total costs and expenses	284,461	312,973	610,335	615,636
Operating income	58,722	74,706	105,751	128,588
Other income (expense)
Interest income	312	181	758	316
Interest expense	(7,936)	(8,454)	(13,786)	(20,672)
Tax agreement expense	—	(42,733)	—	(42,733)
Other, net	(111)	(93)	(53)	69
Total other expense	(7,735)	(51,099)	(13,081)	(63,020)
Income before income tax provision and earnings from unconsolidated affiliates	50,987	23,607	92,670	65,568
Income tax (expense) benefit	(18,806)	69,480	(33,908)	54,187
Earnings from unconsolidated affiliates, net of tax	1,497	1,507	1,534	1,612
Net income	33,678	94,594	60,296	121,367
Other comprehensive income
Retiree medical plan amortization of prior service cost, net of tax	252	209	562	418
Other comprehensive income	252	209	562	418
Total comprehensive income	$33,930	$94,803	$60,858	$121,785

Net income per common share:
Basic	$0.56	$1.58	$1.00	$2.02
Diluted	$0.55	$1.56	$0.99	$2.00
Weighted-average shares outstanding - basic	60,015	60,002	60,011	60,001
Weighted-average shares outstanding - diluted	60,870	60,598	60,826	60,605

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$121,584	$404,240
Investments in marketable securities	100,195	75,228
Restricted cash	—	71,245
Accounts receivable	91,441	95,247
Due from related parties	443	471
Inventories, net	78,058	71,648
Deferred income taxes	32,870	37,528
Derivative financial instruments	19,878	2,275
Other assets	25,756	13,019
Total current assets	470,225	770,901
Noncurrent assets
Property, plant and equipment, net	1,645,858	1,350,135
Goodwill	35,634	35,634
Deferred income taxes	112,627	132,828
Other assets	35,407	29,821
Total assets	$2,299,751	$2,319,319

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$52,347	$71,427
Royalties and production taxes	126,445	136,072
Accrued expenses	50,809	65,928
Current portion of tax agreement liability	19,113	19,113
Current portion of federal coal lease obligations	108,709	102,198
Other liabilities	4,975	4,971
Total current liabilities	362,398	399,709
Noncurrent liabilities
Tax agreement liability, net of current portion	151,523	151,523
Senior notes	596,287	596,077
Federal coal lease obligations, net of current portion	130,649	186,119
Asset retirement obligations, net of current portion	196,330	192,707
Other liabilities	44,945	42,795
Total liabilities	1,482,132	1,568,930

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,042 and 60,923 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	610	609
Additional paid-in capital	542,671	536,301
Retained earnings	292,390	232,093
Accumulated other comprehensive loss	(18,052)	(18,614)
Total equity	817,619	750,389
Total liabilities and equity	$2,299,751	$2,319,319

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities
Net income	$60,296	$121,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	45,675	34,248
Accretion	6,070	6,436
Earnings from unconsolidated affiliates	(1,534)	(1,612)
Distributions of income from unconsolidated affiliates	—	2,000
Deferred income taxes	23,679	(59,577)
Tax agreement expense	—	42,733
Stock compensation expense	6,371	4,835
Unrealized derivative income	(18,127)	—
Other	5,812	6,353
Changes in operating assets and liabilities:
Accounts receivable	4,038	(8,486)
Inventories	(6,171)	(8,278)
Due to or from related parties	28	(4,561)
Other assets	(12,701)	(10,909)
Accounts payable and accrued expenses	(29,214)	(2,491)
Asset retirement obligations	(2,940)	(3,255)
Net cash provided by operating activities	81,282	118,803

Investing activities
Acquisition of Youngs Creek and CX Ranch coal and land assets	(300,259)	—
Purchases of property, plant and equipment	(21,875)	(59,001)
Cash paid for capitalized interest	(36,477)	(12,018)
Investments in marketable securities	(53,854)	—
Maturity and redemption of investments	28,887	—
Initial payments on federal coal leases	—	(69,407)
Return of restricted cash	71,244	21,321
Partnership escrow deposit	(4,470)	—
Other	1,825	(3,534)
Net cash used in investing activities	(314,979)	(122,639)
Financing activities
Principal payments on federal coal leases	(48,959)	(7,496)
Other	—	(2,060)
Net cash used in financing activities	(48,959)	(9,556)

Net decrease in cash and cash equivalents	(282,656)	(13,392)
Cash and cash equivalents at beginning of period	404,240	340,101
Cash and cash equivalents at end of period	$121,584	$326,709

Supplemental cash flow disclosures
Interest paid	$46,616	$28,901
Non-cash interest capitalized	$9,635	$4,868
Income taxes paid	$20,788	$95

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income	$33.7	$94.6	$60.3	$121.4
Interest income	(0.3)	(0.2)	(0.8)	(0.3)
Interest expense	7.9	8.5	13.8	20.7
Income tax expense (benefit)	18.8	(69.5)	33.9	(54.2)
Depreciation and depletion	22.3	9.1	45.7	34.2
Accretion	3.4	3.1	6.1	6.4
EBITDA	$85.8	$45.6	$159.0	$128.2
Tax agreement expense(1)	—	42.7	—	42.7
Derivative financial instruments(2)	(20.2)	—	(17.6)	—
Expired significant broker contract	—	—	—	—
Adjusted EBITDA	$65.6	$88.3	$141.4	$170.9

(1)                           Changes to related deferred taxes are included in income tax expense.

(2)                           Derivative financial instruments including unrealized marked-to-market amounts and cash settlements realized.

Adjusted EPS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Diluted earnings per common share	$0.55	$1.56	$0.99	$2.00
Tax agreement expense including tax impacts of IPO and Secondary Offering	—	(0.84)	—	(0.84)
Derivative financial instruments(1)	(0.21)	—	(0.19)	—
Expired significant broker contract	—	—	—	—
Adjusted EPS	$0.34	$0.72	$0.81	$1.16
Weighted-average dilutive shares outstanding (in millions)	60.9	60.6	60.8	60.6

(1)                                 Derivative financial instruments including unrealized mark-to-market amounts and cash settlements realized.

Tons Sold	Q2	Q1	Q4	Q3	Q2	Q1	Year
(in thousands)	2012	2012	2011	2011	2011	2011	2011
Mine
Antelope	7,424	8,752	9,948	8,901	9,059	9,166	37,075
Cordero Rojo	9,027	10,007	10,070	9,968	9,225	10,193	39,456
Spring Creek	3,625	3,788	5,161	5,502	4,729	3,714	19,106
Decker (50% interest)	384	245	473	432	426	218	1,549
Total	20,460	22,792	25,652	24,803	23,439	23,291	97,186